Exhibit 99.1

Harley-Davidson Announces Third Quarter 2017 Results

U.S. Market Share Up, Improved U.S. Dealer Inventory

MILWAUKEE, Oct. 17, 2017 - Harley-Davidson, Inc. (NYSE:HOG) third quarter 2017 diluted EPS decreased to $0.40 from $0.64 in the third quarter of 2016. Third quarter net income was $68.2 million on consolidated revenue of $1.15 billion versus net income of $114.1 million on consolidated revenue of $1.27 billion in the third quarter of 2016.

“The continued weakness in the U.S. motorcycle industry only heightens our resolve and the intensity we are bringing to the quest to build the next generation of Harley-Davidson riders,” said Matt Levatich, president and CEO, Harley-Davidson, Inc. “Launching one hundred new high-impact motorcycles is a critical part of our 10-year journey, and the all new Softail line-up is a significant statement of our commitment.”

Harley-Davidson worldwide retail motorcycle sales were down 6.9 percent in the third quarter compared to the same period in 2016. Harley-Davidson U.S. retail motorcycle sales were down 8.1 percent compared to the year-
ago quarter, with the overall U.S. industry down 9.2 percent for the same period. Harley-Davidson's U.S. market share for the quarter was 53.1 percent in the 601cc-plus segment, up compared to the same quarter in 2016.
Harley-Davidson’s international retail motorcycle sales decreased 4.6 percent compared to the third quarter in
2016.

“As the motorcycle industry leader - with dealer strength and rider passion and loyalty like no other - we believe we are uniquely positioned to build ridership and strengthen the sport of motorcycling. Not just in the
U.S. but around the world. Our investments in new product and marketing are targeted to drive ridership growth. We have the strategies, plans and people to make it happen,” said Levatich.

Through nine months, Harley-Davidson 2017 diluted EPS was $2.95, down 16.9 percent from $3.55 in the year-
ago period. Harley-Davidson 2017 net income was $513.4 million on consolidated revenue of $4.42 billion compared to nine-month 2016 net income of $645.0 million on consolidated revenue of $4.89 billion. For the first nine months, worldwide retail motorcycle sales were down 6.1 percent compared to the same period in
2016.

Harley-Davidson Retail Motorcycle Sales

In units as reported by H-D dealers	3rd Quarter			Nine Months
	2017	2016	Change	2017	2016	Change
U.S.	41,793	45,469	(8.1)%	124,777	135,581	(8.0)%
Canada	2,575	2,663	(3.3)%	8,763	8,946	(2.0)%
Latin America	2,306	2,605	(11.5)%	7,003	7,064	(0.9)%
EMEA	10,078	10,224	(1.4)%	37,475	37,947	(1.2)%
Asia Pacific	7,457	7,994	(6.7)%	22,628	24,141	(6.3)%
International Total	22,416	23,486	(4.6)%	75,869	78,098	(2.9)%
Worldwide Total	64,209	68,955	(6.9)%	200,646	213,679	(6.1)%
Harley-Davidson new retail motorcycle sales in the U.S. were down in the third quarter compared to the third quarter of 2016, primarily driven by weak industry conditions including the impacts of hurricanes in the southeast and Texas. International new retail motorcycle sales were also down in the quarter compared to the same period in 2016, driven by weak performance in Japan, Australia and Mexico.

Motorcycles and Related Products Segment Results

$ in thousands	3rd Quarter			Nine Months
	2017	2016	Change	2017	2016	Change
Motorcycle Shipments (vehicles)	41,662	48,611	(14.3)%	194,300	219,807	(11.6)%
Revenue
Motorcycles	653,345	788,856	(17.2)%	3,023,480	3,437,066	(12.0)%
Parts & Accessories	229,709	231,279	(0.7)%	636,232	673,192	(5.5)%
General Merchandise	72,687	65,289	11.3%	191,540	211,664	(9.5)%
Gross Margin	28.8%	33.6%	(4.8)pts	34.4%	36.1%	(1.7)pts
Operating Income	19,648	108,929	(82.0)%	578,137	764,135	(24.3)%
Operating Margin	2.0%	10.0%	(8.0)pts	14.9%	17.6%	(2.7)pts
Revenue from the Motorcycles and Related Products segment was down in the third quarter of 2017 versus prior year largely due to decreased motorcycle shipments. Operating margin was down in the quarter versus prior year due to lower shipments, unfavorable mix and higher manufacturing costs.

Financial Services Segment Results

$ in thousands	3rd Quarter			Nine Months
	2017	2016	Change	2017	2016	Change
Revenue	189,059	183,183	3.2%	550,314	547,505	0.5%
Operating Income	77,060	69,447	11.0%	211,631	215,391	(1.7)%
The Financial Services segment operating income was up 11 percent in the third quarter compared to the year ago period due to a lower provision for credit losses.

Income Tax Rate
For the first nine months of 2017, Harley-Davidson's effective tax rate was 33.2 percent compared to 32.9 percent in the prior year period. The company now expects its full-year 2017 effective tax rate to be approximately 33.4 percent.

Other Results
Cash and marketable securities totaled $683.1 million at the end of the third quarter, compared to $795.3 million a year ago. During the first nine months of 2017, Harley-Davidson generated $949.1 million of cash from operating activities compared to $927.8 million for the first nine months of 2016. The company paid a cash dividend of $0.365 per share for the third quarter of 2017, and a cumulative total of $1.095 per share for the first nine months of 2017. On a discretionary basis, the company repurchased 4.5 million shares of its common stock during the third quarter of 2017 for $222 million. In the third quarter of 2017, there were 170.7 million weighted-average diluted common shares outstanding, compared to 179.3 million shares in the same period a year ago. At the end of the period, 10.6 million shares remained on a board-approved share repurchase authorization.

Guidance
Harley-Davidson continues to expect to ship 241,000 to 246,000 motorcycles to dealers worldwide in 2017, which is down approximately 6 percent to 8 percent from 2016. In the fourth quarter, the company expects to ship 46,700 to 51,700 motorcycles compared to 42,414 motorcycles shipped in the year-ago period. The company continues to expect full-year 2017 operating margin to be down approximately 1 percentage point compared to 2016. The company continues to expect 2017 capital expenditures to be $200 million to $220 million.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss third quarter results on a Webcast at 8:00 a.m. CT today. The supporting slides will be posted prior to the call and can be accessed at http://investor.harley-davidson.com under the Events and Presentations section. The audio portion of today's call will also be posted approximately two hours after the call concludes.

Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategy, (ii) drive demand by executing its marketing strategy of appealing to and growing sales to multi-generational and multi-cultural customers worldwide in an increasingly competitive marketplace, (iii) develop and introduce products, services and experiences that are successful in the marketplace, (iv) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (v) balance production volumes for its new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices, (vi) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (vii) manage risks that arise through expanding international manufacturing, operations and sales, (viii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (ix) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (x) prevent and detect any issues with its motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, (xi) retain and attract talented employees, (xii) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (xiii) continue to develop the capabilities of its distributors and dealers and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xiv) adjust to tax reform, healthcare inflation and reform and pension reform, (xv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xvi) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xvii) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xviii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xix) manage its exposure to product liability claims and commercial or contractual disputes, (xx) execute its flexible production strategy,  (xxi) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, and (xxii) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Katie Whitmore, +1-414-343-4480; Financial, Amy Giuffre, +1-414-343-8002

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
Motorcycles and Related Products revenue	$962,136	$1,091,630	$3,867,982	$4,338,353
Gross profit	276,975	367,019	1,330,083	1,564,857
Selling, administrative and engineering expense	257,327	258,090	751,946	800,722
Operating income from Motorcycles and Related Products	19,648	108,929	578,137	764,135

Financial Services revenue	189,059	183,183	550,314	547,505
Financial Services expense	111,999	113,736	338,683	332,114
Operating income from Financial Services	77,060	69,447	211,631	215,391

Operating income	96,708	178,376	789,768	979,526
Investment income	1,083	2,300	2,539	3,754
Interest expense	7,896	7,706	23,295	21,968
Income before provision for income taxes	89,895	172,970	769,012	961,312
Provision for income taxes	21,686	58,905	255,567	316,327
Net income	$68,209	$114,065	$513,445	$644,985

Earnings per common share:
Basic	$0.40	$0.64	$2.96	$3.57
Diluted	$0.40	$0.64	$2.95	$3.55

Weighted-average common shares:
Basic	169,850	178,438	173,362	180,779
Diluted	170,688	179,320	174,303	181,582

Cash dividends per common share	$0.365	$0.350	$1.095	$1.050

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	September 24, 2017	December 31, 2016	September 25, 2016
ASSETS
Current assets:
Cash and cash equivalents	$683,134	$759,984	$790,284
Marketable securities	—	5,519	5,038
Accounts receivable, net	343,124	285,106	346,176
Finance receivables, net	2,058,168	2,076,261	2,205,644
Inventories	469,091	499,917	426,547
Restricted cash	52,209	52,574	65,088
Other current assets	182,416	174,491	263,567
Total current assets	3,788,142	3,853,852	4,102,344
Finance receivables, net	5,042,857	4,759,197	4,944,322
Other long-term assets	1,257,360	1,277,191	1,165,560
	$10,088,359	$9,890,240	$10,212,226
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$851,075	$721,970	$798,127
Short-term debt	834,875	1,055,708	1,055,428
Current portion of long-term debt, net	1,530,401	1,084,884	700,152
Total current liabilities	3,216,351	2,862,562	2,553,707
Long-term debt, net	4,607,791	4,666,975	5,170,609
Pension and postretirement healthcare liabilities	215,396	257,709	303,319
Other long-term liabilities	192,001	182,836	192,223

Total shareholders’ equity	1,856,820	1,920,158	1,992,368
	$10,088,359	$9,890,240	$10,212,226

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Nine months ended
	September 24, 2017	September 25, 2016
Net cash provided by operating activities	$949,075	$927,809

Cash flows from investing activities:
Capital expenditures	(114,022)	(162,726)
Finance receivables, net	(447,250)	(569,013)
Proceeds from sale of finance receivables	—	312,571
Net change in marketable securities	6,916	40,014
Other	356	251
Net cash used by investing activities	(554,000)	(378,903)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	893,668	1,193,396
Repayments of medium-term notes	(400,000)	(451,336)
Repayments of securitization debt	(367,298)	(535,616)
Borrowings of asset-backed commercial paper	371,253	33,428
Repayments of asset-backed commercial paper	(129,690)	(55,170)
Net decrease in credit facilities and unsecured commercial paper	(225,038)	(146,328)
Net change in restricted cash	3,767	30,981
Dividends paid	(190,121)	(190,387)
Purchase of common stock for treasury	(465,167)	(374,234)
Excess tax benefits from share-based payments	—	1,291
Issuance of common stock under employee stock option plans	7,884	6,444
Net cash used by financing activities	(500,742)	(487,531)

Effect of exchange rate changes on cash and cash equivalents	28,817	6,700

Net (decrease) increase in cash and cash equivalents	$(76,850)	$68,075

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	759,984	722,209
Net (decrease) increase in cash and cash equivalents	(76,850)	68,075
Cash and cash equivalents - end of period	$683,134	$790,284

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$653,345	$788,856	$3,023,480	$3,437,066
Parts & Accessories	229,709	231,279	636,232	673,192
General Merchandise	72,687	65,289	191,540	211,664
Other	6,395	6,206	16,730	16,431
	$962,136	$1,091,630	$3,867,982	$4,338,353
MOTORCYCLE SHIPMENTS:
United States	19,668	26,269	118,418	141,708
International	21,994	22,342	75,882	78,099
Total	41,662	48,611	194,300	219,807
MOTORCYCLE PRODUCT MIX:
Touring	14,674	23,295	80,392	89,467
Cruiser	17,292	13,986	67,693	78,570
Sportster® / Street	9,696	11,330	46,215	51,770
Total	41,662	48,611	194,300	219,807

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

United States	41,793	45,469	124,777	135,581

Europe(2)	8,970	8,807	33,311	32,841
EMEA - Other	1,108	1,417	4,164	5,106
Total EMEA	10,078	10,224	37,475	37,947

Japan	2,331	2,762	6,994	7,631
Asia Pacific - Other	5,126	5,232	15,634	16,510
Total Asia Pacific	7,457	7,994	22,628	24,141

Latin America	2,306	2,605	7,003	7,064
Canada	2,575	2,663	8,763	8,946
Total International Retail Sales	22,416	23,486	75,869	78,098
Total Worldwide Retail Sales	64,209	68,955	200,646	213,679
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. The EMEA Europe total for the nine months ended September 30, 2016 includes 251 units originally reported in the EMEA - Other total.
Motorcycle Registration Data(1)

	Nine months ended
	September 30, 2017	September 30, 2016
United States(2)	243,718	263,479
Europe(3)	345,701	337,695

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third-party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.